American Assets Trust, Inc. Reports Third Quarter 2019 Financial Results

Net income available to common stockholders of $12.9 million and $32.9 million for the three and nine months ended September 30, 2019, respectively, or $0.22 and $0.63 per diluted share, respectively
Funds From Operations per diluted share increased 8% and 1% year-over-year for the three and nine months ended September 30, 2019, respectively, or $0.57 and $1.63 per diluted share, respectively
Same-store cash NOI increased 1.6% and decreased 1.0% year-over-year for the three and nine months ended September 30, 2019, respectively. Excluding lease termination fees, same-store cash NOI increased 0.6% and 1.0% year-over-year for the three and nine months ended September 30, 2019, respectively

SAN DIEGO, California - 10/29/2019 - American Assets Trust, Inc. (NYSE: AAT) (the “company”) today reported financial results for its third quarter ended September 30, 2019.

Third Quarter Highlights

•	Net income available to common stockholders of $12.9 million and $32.9 million for the three and nine months ended September 30, 2019, respectively, or $0.22 and $0.63 per diluted share, respectively

•	Funds From Operations increased 8% and 1% year-over-year to $0.57 and $1.63 per diluted share for the three and nine months ended September 30, 2019, respectively, compared to the same periods in 2018

•	Same-store cash NOI increased 1.6% and decreased 1.0% year-over-year for the three and nine months ended September 30, 2019, respectively, compared to the same periods in 2018

•	Increasing quarterly dividend 7% to $0.30 per share of common stock in the fourth quarter of 2019 compared to the third quarter of 2019

•
Introducing 2020 annual guidance midpoint of $2.42 with a range of $2.38 to $2.46 of FFO per diluted share, a 9% increase over the revised 2019 annual guidance midpoint; excluding 2019 lease termination fees, the increase is 13% over the revised 2019 annual guidance midpoint

•
2020 same-store cash NOI estimated to increase approximately 9% over the 2019 full year same-store cash NOI forecast based on an approximately 4.0% same-store cash NOI increase in retail, an approximately 14.0% same-store cash NOI increase in office and an approximately 3.5% same-store cash NOI increase in multifamily

•
Leased approximately 71,000 comparable office square feet at an average straight-line basis and cash-basis contractual rent increase of 29% and 12%, respectively, during the three months ended September 30, 2019

•
Leased approximately 30,000 comparable retail square feet at an average straight-line basis and cash-basis contractual rent increase of 9% and 3%, respectively, during the three months ended September 30, 2019

•
Closed a privately placed debt offering of $150 million of eleven-year senior guaranteed notes, due July 30, 2030, with a fixed interest rate of 3.91% and an effective interest rate of 3.88% net of settlement of a treasury lock contract

Financial Results
Net income attributable to common stockholders was $12.9 million, or $0.22 per basic and diluted share for the three months ended September 30, 2019 compared to $10.4 million, or $0.22 per basic and diluted share for the three months ended September 30, 2018. For the nine months ended September 30, 2019, net income attributable to common stockholders was $32.9 million, or $0.63 per basic and diluted share compared to $13.0 million, or $0.28 per basic and diluted share, for the nine months ended September 30, 2018. The year-over-year increase is primarily due to a decrease in depreciation expense at Waikele Center attributed to the redevelopment of the former Kmart space, an increase in lease termination fees at Carmel Mountain Plaza attributed to the termination of our former ground lease, and an increase in annualized base rents at The Landmark at One Market, City Center Bellevue, and Lloyd District Portfolio.

During the third quarter of 2019, the company generated funds from operations (“FFO”) for common stockholders of $43.0 million, or $0.57 per diluted share, compared to $34.1 million, or $0.53 per diluted share, for the third quarter of 2018. For the nine months ended September 30, 2019, the company generated FFO for common stockholders of $112.5 million, or $1.63 per diluted share, compared to $103.8 million, or $1.62 per diluted share, for the nine months ended September 30, 2018. The increase in FFO from the corresponding periods in 2018 was primarily due to the increase in annualized base rents at The Landmark at One Market, City Center Bellevue, and Lloyd District Portfolio, an increase in lease termination fees at Carmel Mountain Plaza attributed to the termination of our former ground lease, and the acquisition of La Jolla Commons on June 20, 2019 partially offset by the expiration of the Kmart lease at Waikele Center on June 30, 2018.

FFO is a non-GAAP supplemental earnings measure which the company considers meaningful in measuring its operating performance. A reconciliation of FFO to net income is attached to this press release.

Leasing
The portfolio leased status as of the end of the indicated quarter was as follows:

	September 30, 2019	June 30, 2019	September 30, 2018
Total Portfolio
Retail	98.0%	97.5%	98.5%
Office	94.7%	93.7%	91.4%
Multifamily	90.5%	92.6%	92.3%
Mixed-Use:
Retail	98.0%	98.2%	95.9%
Hotel	92.1%	91.7%	93.6%

Same-Store Portfolio
Retail (1)	97.7%	97.1%	98.3%
Office (2)	95.5%	95.0%	93.5%
Multifamily	90.5%	92.6%	92.3%
(1) Same-store retail leased percentages exclude Waikele Center, due to significant redevelopment activity.
(2) Same-store office leased percentages includes the 830 building at Lloyd District Portfolio which was placed into operations on August 1, 2019 after renovating the building. Same-store office leased percentages excludes Torrey Point, which was placed into operations and became available for occupancy in August 2018 and La Jolla Commons, which was acquired on June 20, 2019. Torrey Point and La Jolla Commons will be included in same-store office leased percentages commencing in the fourth quarter of 2019 and third quarter of 2020, respectively.

During the third quarter of 2019, the company signed 43 leases for approximately 133,300 square feet of retail and office space, as well as 610 multifamily apartment leases. Renewals accounted for 89% of the comparable retail leases, 64% of the comparable office leases and 52% of the residential leases.

Retail and Office
On a comparable space basis (i.e. leases for which there was a former tenant) during the third quarter 2019 and trailing four quarters ended September 30, 2019, our retail and office leasing spreads are shown below:

		Number of Leases Signed	Comparable Leased Sq. Ft.	Average Cash Basis % Change Over Prior Rent	Average Cash Contractual Rent Per Sq. Ft.	Prior Average Cash Contractual Rent Per Sq. Ft.	Straight-Line Basis % Change Over Prior Rent
Retail	Q3 2019	19	30,000	2.8%	$59.44	$57.81	9.3%
	Last 4 Quarters	61	181,000	3.7%	$46.40	$44.73	10.6%

Office	Q3 2019	14	71,000	12.0%	$51.95	$46.40	29.2%
	Last 4 Quarters	47	494,000	45.5%	$73.75	$50.70	69.3%

Multifamily
The average monthly base rent per leased unit for same-store properties for the third quarter of 2019 was $2,073 compared to an average monthly base rent per leased unit of $2,053 for the third quarter of 2018, an increase of approximately 1%.

Same-Store Cash Net Operating Income
For the three and nine months ended September 30, 2019, same-store cash NOI increased 1.6% and decreased 1.0%, respectively, compared to the three and nine months ended September 30, 2018. The same-store cash NOI by segment was as follows (in thousands):

	Three Months Ended (2)			Nine Months Ended (2)
	September 30,			September 30,
	2019	2018	Change	2019	2018	Change
Cash Basis:
Retail (1)	$15,221	$16,024	(5.0)%	$44,878	$46,677	(3.9)%
Office (1)	19,132	17,307	10.5	56,027	55,995	0.1
Multifamily	7,367	7,741	(4.8)	23,353	22,848	2.2
Mixed-Use	—	—	—	—	—	—
Same-store Cash NOI (3)	$41,720	$41,072	1.6%	$124,258	$125,520	(1.0)%

(1)
Same-store cash NOI for the three and nine months ended September 30, 2018 includes cash lease termination fees received of $0.3 million and $3.3 million, respectively. However, the lease termination fees for 2019 recognized at Carmel Mountain Plaza during the first quarter 2019 were non-cash lease termination fees. Excluding lease termination fees for the three and nine months ended September 30, 2019, Office same-store cash NOI would have 6.5% and 3.7%, respectively.

(2)
Same-store portfolio excludes (i) Waikele Center due to significant redevelopment activity; (ii) Torrey Point, which was placed into operations and became available for occupancy in August 2018; (iii) La Jolla Commons, which was acquired on June 20, 2019; (iv) Waikiki Beach Walk - Embassy Suites™ and Waikiki Beach Walk - Retail, due to significant spalling repair activity; and (v) land held for development.

(3)	Excluding lease termination fees for the three and nine months ended September 30, 2019, same-store cash NOI would have been 0.6% and 1.0%, respectively.

Same-store cash NOI is a non-GAAP supplemental earnings measure which the company considers meaningful in measuring its operating performance. A reconciliation of same-store cash NOI to net income is attached to this press release.

Balance Sheet and Liquidity
At September 30, 2019, the company had gross real estate assets of $3.2 billion and liquidity of $465.6 million, comprised of cash and cash equivalents of $115.6 million and $350.0 million of availability on its line of credit.

For the quarter ended September 30, 2019, we issued 234,814 shares of common stock through our at-the-market equity program at a weighted average price per share of $47.23, resulting in net proceeds of $10.9 million. We intend to use the proceeds primarily to fund development activities at Lloyd District Portfolio, Waikele Center and La Jolla Commons.

Dividends
The company declared dividends on its shares of common stock of $0.28 per share for the third quarter of 2019. The dividends were paid on September 26, 2019.

In addition, the company has declared a dividend on its common stock of $0.30 per share for the fourth quarter of 2019, which is a 7% increase over the prior quarterly dividend per share. The dividend will be paid on December 26, 2019 to stockholders of record on December 12, 2019.

Guidance
The company tightened its guidance range for full year 2019 FFO per diluted share of $2.20 to $2.24 per share from the prior guidance of $2.18 to $2.26 per share.

Additionally, the company is introducing its guidance for full year 2019 FFO per diluted share of $2.38 to $2.46 per share, an increase of 9% from the revised 2019 annual guidance midpoint; excluding 2019 lease termination fees, the increase is 13% over the revised 2019 annual guidance midpoint. The company's guidance excludes any impact from future acquisitions, dispositions, equity issuances or repurchases, future debt financings or repayments. Management will discuss the company's guidance in more detail on tomorrow's earnings call.

The foregoing estimates are forward-looking and reflect management's view of current and future market conditions, including certain assumptions with respect to leasing activity, rental rates, occupancy levels, interest rates, credit spreads and the amount and timing of acquisition and development activities. The company's actual results may differ materially from these estimates.

Conference Call
The company will hold a conference call to discuss the results for the third quarter of 2019 on Wednesday, October 30, 2019 at 8:00 a.m. Pacific Time (“PT”). To participate in the event by telephone, please dial 1-877-868-5513 and use the pass code 2047236. A telephonic replay of the conference call will be available beginning at 2:00 p.m. PT on Wednesday, October 30, 2019 through Wednesday, November 6, 2019. To access the replay, dial 1-855-859-2056 and use the pass code 2047236. A live on-demand audio webcast of the conference call will be available on the company's website at www.americanassetstrust.com. A replay of the call will also be available on the company's website.

Supplemental Information
Supplemental financial information regarding the company's third quarter 2019 results may be found on the “Investors” page of the company's website at www.americanassetstrust.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Financial Information
American Assets Trust, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share Data)

	September 30, 2019	December 31, 2018
Assets	(unaudited)
Real estate, at cost
Operating real estate	$3,082,598	$2,549,571
Construction in progress	73,340	71,228
Held for development	547	9,392
	3,156,485	2,630,191
Accumulated depreciation	(642,188)	(590,338)
Net real estate	2,514,297	2,039,853
Cash and cash equivalents	115,568	47,956
Restricted cash	10,494	9,316
Accounts receivable, net	9,561	9,289
Deferred rent receivables, net	47,361	39,815
Other assets, net	91,677	52,021
Total assets	$2,788,958	$2,198,250
Liabilities and equity
Liabilities:
Secured notes payable, net	$162,159	$182,572
Unsecured notes payable, net	1,195,525	1,045,863
Unsecured line of credit, net	—	62,337
Accounts payable and accrued expenses	63,205	46,616
Security deposits payable	7,855	8,844
Other liabilities and deferred credits, net	61,990	49,547
Total liabilities	1,490,734	1,395,779
Commitments and contingencies
Equity:
American Assets Trust, Inc. stockholders' equity
Common stock, $0.01 par value, 490,000,000 shares authorized, 59,956,972 and 47,335,409 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively	599	474
Additional paid-in capital	1,450,816	920,661
Accumulated dividends in excess of net income	(139,307)	(128,778)
Accumulated other comprehensive income	5,162	10,620
Total American Assets Trust, Inc. stockholders' equity	1,317,270	802,977
Noncontrolling interests	(19,046)	(506)
Total equity	1,298,224	802,471
Total liabilities and equity	$2,788,958	$2,198,250

American Assets Trust, Inc.
Unaudited Consolidated Statements of Operations
(In Thousands, Except Shares and Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue:
Rental income	$93,147	$78,079	$249,634	$231,172
Other property income	5,215	4,428	18,160	17,090
Total revenue	98,362	82,507	267,794	248,262
Expenses:
Rental expenses	23,989	21,383	66,611	62,685
Real estate taxes	10,942	8,787	29,263	25,961
General and administrative	6,479	5,176	18,495	16,139
Depreciation and amortization	26,568	19,886	69,733	86,033
Total operating expenses	67,978	55,232	184,102	190,818
Operating income	30,384	27,275	83,692	57,444
Interest expense	(13,734)	(12,879)	(40,212)	(39,387)
Gain on sale of real estate	—	—	633	—
Other income (expense), net	(131)	(125)	(410)	(64)
Net income	16,519	14,271	43,703	17,993
Net income attributable to restricted shares	(92)	(71)	(277)	(215)
Net income attributable to unitholders in the Operating Partnership	(3,565)	(3,806)	(10,553)	(4,765)
Net income attributable to American Assets Trust, Inc. stockholders	$12,862	$10,394	$32,873	$13,013

Net income per share
Basic income attributable to common stockholders per share	$0.22	$0.22	$0.63	$0.28
Weighted average shares of common stock outstanding - basic	59,441,887	46,959,752	52,239,668	46,945,095

Diluted income attributable to common stockholders per share	$0.22	$0.22	$0.63	$0.28
Weighted average shares of common stock outstanding - diluted	75,832,435	64,137,360	69,010,772	64,133,584

Dividends declared per common share	$0.28	$0.27	$0.84	$0.81

Reconciliation of Net Income to Funds From Operations
The company's FFO attributable to common stockholders and operating partnership unitholders and reconciliation to net income is as follows (in thousands except shares and per share data, unaudited):

	Three Months Ended	Nine Months Ended
	September 30, 2019	September 30, 2019
Funds From Operations (FFO)
Net income	$16,519	$43,703
Depreciation and amortization of real estate assets	26,568	69,733
Gain on sale of real estate	—	(633)
FFO, as defined by NAREIT	$43,087	$112,803
Less: Nonforfeitable dividends on restricted stock awards	(88)	(273)
FFO attributable to common stock and units	$42,999	$112,530
FFO per diluted share/unit	$0.57	$1.63
Weighted average number of common shares and units, diluted	75,833,650	69,012,122

Reconciliation of Same-Store Cash NOI to Net Income
The company's reconciliation of Same-Store Cash NOI to Net Income is as follows (in thousands, unaudited):

	Three Months Ended (1)		Nine Months Ended (1)
	September 30,		September 30,
	2019	2018	2019	2018
Same-store cash NOI	$41,720	$41,072	$124,258	$125,520
Non-same-store cash NOI	14,488	9,041	31,599	29,677
Tenant improvement reimbursements (2)	1,054	263	7,949	4,220
Cash NOI	$57,262	$50,376	$163,806	$159,417
Non-cash revenue and other operating expenses (3)	6,169	1,961	8,114	199
General and administrative	(6,479)	(5,176)	(18,495)	(16,139)
Depreciation and amortization	(26,568)	(19,886)	(69,733)	(86,033)
Interest expense	(13,734)	(12,879)	(40,212)	(39,387)
Gain on sale of real estate	—	—	633	—
Other income (expense), net	(131)	(125)	(410)	(64)
Net income	$16,519	$14,271	$43,703	$17,993

Number of properties included in same-store analysis	24	24	24	23

(1)
Same-store portfolio includes the 830 building at Lloyd District Portfolio which was placed into operations on August 1, 2019 after renovating the building. Same-store portfolio excludes (i) Waikele Center, due to significant redevelopment activity; (ii) Torrey Point, which was placed into operations and became available for occupancy in August 2018; (iii) La Jolla Commons, which was acquired on June 20, 2019; (iv) Waikiki Beach Walk - Embassy Suites™ and Waikiki Beach Walk - Retail, due to significant spalling repair activity and (v) land held for development.

(2)	Tenant improvement reimbursements are excluded from same-store cash NOI to provide a more accurate measure of operating performance.

(3)
Represents adjustments related to the straight-line rent income recognized during the period offset by cash received during the period and the provision for bad debts recorded for deferred rent receivable balances; the amortization of above (below) market rents, the amortization of lease incentives paid to tenants, the amortization of other lease intangibles, lease termination fees at Carmel Mountain Plaza, and straight-line rent expense for our lease of the Annex at The Landmark at One Market.

Reported results are preliminary and not final until the filing of the company's Form 10-Q with the Securities and Exchange Commission and, therefore, remain subject to adjustment.

Use of Non-GAAP Information
Funds from Operations
The company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, impairment losses, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

FFO is a supplemental non-GAAP financial measure. Management uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the company's operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year-over-year, captures trends in occupancy rates, rental rates and operating costs. The company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the company's operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the company's properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the company's properties, all of which have real economic effects and could materially impact the company's results from operations, the utility of FFO as a measure of the company's performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the company does, and, accordingly, the company's FFO may not be comparable to such other REITs' FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the company's performance. FFO should not be used as a measure of the company's liquidity, nor is it indicative of funds available to fund the company's cash needs, including the company's ability to pay dividends or service indebtedness. FFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

Cash Net Operating Income
The company uses cash net operating income ("NOI") internally to evaluate and compare the operating performance of the company's properties. The company believes cash NOI provides useful information to investors regarding the company's financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level, and when compared across periods, can be used to determine trends in earnings of the company's properties as this measure is not affected by (1) the non-cash revenue and expense recognition items, (2) the cost of funds of the property owner, (3) the impact of depreciation and amortization expenses as well as gains or losses from the sale of operating real estate assets that are included in net income computed in accordance with GAAP or (4) general and administrative expenses and other gains and losses that are specific to the property owner. The company believes the exclusion of these items from net income is useful because the resulting measure captures the actual revenue generated and actual expenses incurred in operating the company's properties as well as trends in occupancy rates, rental rates and operating costs. Cash NOI is a measure of the operating performance of the company's properties but does not measure the company's performance as a whole. Cash NOI is therefore not a substitute for net income as computed in accordance with GAAP.

Cash NOI, is a non-GAAP financial measure of performance. The company defines cash NOI as operating revenues (rental income, tenant reimbursements, lease termination fees, ground lease rental income and other property income) less property and related expenses (property expenses, ground lease expense, property marketing costs, real estate taxes and insurance), adjusted for non-cash revenue and operating expense items such as straight-line rent, amortization of lease intangibles, amortization of lease incentives and other adjustments. Cash NOI also excludes general and administrative expenses, depreciation and amortization, interest expense, other nonproperty income and losses, acquisition-related expense, gains and losses from property dispositions, extraordinary items, tenant improvements, and leasing commissions. Other REITs may use different methodologies for calculating cash NOI, and accordingly, the company's cash NOI may not be comparable to the cash NOIs of other REITs.

About American Assets Trust, Inc.
American Assets Trust, Inc. is a full service, vertically integrated and self-administered real estate investment trust, or REIT, headquartered in San Diego, California. The company has over 50 years of experience in acquiring, improving, developing and managing premier retail, office and residential properties throughout the United States in some of the nation’s most dynamic, high-barrier-to-entry markets primarily in Southern California, Northern California, Oregon, Washington, Texas and Hawaii.  The company's retail portfolio comprises approximately 3.1 million rentable square feet, and its office portfolio comprises approximately 3.4 million square feet. In addition, the company owns one mixed-use property (including approximately 97,000 rentable square feet of retail space and a 369-room all-suite hotel) and 2,112 multifamily units. In 2011, the company was formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes. For additional information, please visit www.americanassetstrust.com.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the company's future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company's annual report on Form 10-K filed on February 15, 2019, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission. The company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Source: American Assets Trust, Inc.

Investor and Media Contact:
American Assets Trust
Robert F. Barton
Executive Vice President and Chief Financial Officer
858-350-2607